Free Writing Prospectus

Filing Pursuant to Rule 433

Filed on August 8, 2023

Registration Statement No. 333-261801-06

***PRICING DETAILS*** $999.160mm GM Financial Automobile Leasing Trust 2023-3 (GMALT 2023-3)

Joint Bookrunners : J.P. Morgan (struc), CIBC, Deutsche Bank, RBC

Co-Managers : Mizuho, Scotia, Siebert Williams, TD

CL	AMT ($MM)	WAL	S&P/FITCH	P.WIN	E.FNL	L.FNL	BENCH	SPREAD	YLD%	CPN%	$PX

A-1	154.360	0.30	A-1+/F1+	1-7	03/24	08/24	I-Curve	+18	5.634	5.634	100.00000
A-2-A	289.000	1.16	AAA/AAA	7-20	04/25	01/26	I-Curve	+45	5.652	5.58	99.99251
A-2-B*	100.000	1.16	AAA/AAA	7-20	04/25	01/26	SOFR30A	+45			100.00000
A-3	339.000	2.02	AAA/AAA	20-28	12/25	11/26	I-Curve	+70	5.447	5.38	99.98801
A-4	65.900	2.41	AAA/AAA	28-30	02/26	08/27	I-Curve	+90	5.508	5.44	99.98670
B	50.900	2.54	AA/AA	30-31	03/26	08/27	I-Curve	+140	5.962	5.88	99.97798
C	47.400	<<RETAINED>>
D	29.200	<<RETAINED>>

* Class A-2-B benchmark is SOFR 30A

Expected Settle : 08/16/23	Registration : SEC Registered
First Pay Date : 09/20/23	ERISA Eligible : Yes
Expected Ratings : S&P, Fitch	Px Speed : 100% PPC to Maturity
Ticker : GMALT 2023-3	Min Denoms : $1k x $1k
Bill & Deliver : J.P. Morgan
Expected Pricing : PRICED	Available Information:
CUSIPs : A-1 379929AA0	* Prelim Prospectus : Attached
A-2-A 379929AB8	* Ratings FWP : Attached
A-2-B 379929AC6	* DealRoadshow.com : GMALT20233
A-3 379929AD4	* IntexNet/CDI : Separate Message
A-4 379929AE2
B 379929AF9

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 800-408-1016 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com.